Exhibit 10.37
NuTech Digital, Inc.

August 8, 2007

David Knipe
Chief Investment Officer
% Queenstone Financial
Temple Financial Group Ltd.
The Temple Financial Centre
Leeward Highway, Providenciales
Turks & Caicos Islands, BWI

Dear David,

I hope everything is good with your company and family. NuTech Digital for some time has been looking for someone to merge with so that NuTech Digital can get back on its feet in the public market (Symbol NTDL). In the past I appreciated you making a loan to NuTech for $400,000 for the Macy Gray Concert back in 2004 that we shot in Las Vegas, NV. At that time you were suppose to get your money back plus interest on the loan. It has been very difficult to pay the loan and interest back to you over these past years.
What I would propose is that Queenstone take stock in NuTech Digital so that I might be able to reduce our debt on the books in the amount of $350,000. I you should agree I would issue to you 35,000,000 shares of  common  shares and if needed preferred shares that would equal that amount.
I would appreciate you accepting this offer from NuTech so that we may move forward with finding a good company that would take us over.
We have closed our warehouse facilities so the address that I would want for you to use on any correspondence would be:
NuTech Digital
%Lee Kasper
3841 Hayvenhurst Drive
Encino,CA 91436

Direct Number is 818 906 2899
This would be a big help for NuTech Digital if you agree to convert the debt to stock and I would personally appreciate you doing so.

Kindest Regards,

/S/ Lee Kasper
President/CEO

August 8, 2007

    We Queenstone Financial Corporation have read the above letter and agree to its contents.

                      Queenstone Financial Corporation

                    By: /S/Zennie Morris
                Temple Directors Ltd., Director
 Authorized Signatory